                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            The Liberty Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                                 [Liberty logo]
- --------------------------------------------------------------------------------
The Liberty Corporation Box 789 Greenville, SC 29602-0789

                                                                  March 31, 1995

Dear Shareholder:

     You are cordially invited to attend the 1995 Annual Meeting of Shareholders of The Liberty Corporation on Tuesday, May 2, 1995, at 10:30 a.m. in the Company's Headquarters Building located at 2000 Wade Hampton Boulevard, Greenville, South Carolina.

     The items of business to be acted on during the meeting include the election of four directors to serve three-year terms expiring May, 1998 and the ratification of the appointment of independent public accountants for the year 1995. The accompanying proxy statement contains details on these items. We will also review the major developments of 1994.

     Your participation in the affairs of the Company is important, regardless of the number of shares you hold. To ensure your representation at the meeting whether or not you are able to be present, please complete and return the enclosed proxy card as soon as possible. If you do attend the meeting, you may revoke your proxy and vote in person if you so desire.

     I look forward to seeing you on May 2. Coffee will be served prior to the meeting, when the members of the Board of Directors hope to visit with you.

                                           Cordially,

                                           Hayne Hipp
                                           ----------
                                           HAYNE HIPP
                                           President and Chief Executive Officer

                            THE LIBERTY CORPORATION

                             WADE HAMPTON BOULEVARD
                             GREENVILLE, S.C. 29615

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             ---------------------

                                                                  March 31, 1995

To the Shareholders of The Liberty Corporation:

     The Annual Meeting of Shareholders of The Liberty Corporation will be held at The Liberty Corporation Headquarters Building, Wade Hampton Boulevard, Greenville, South Carolina, on Tuesday, May 2, 1995 at 10:30 a.m., local time, for the following purposes:

          1. To elect four directors to serve for three-year terms.

          2. To ratify the selection of independent public accountants.

          3. To transact such other business as may properly come before the meeting.

     Holders of Common Stock and Preferred Stock at the close of business on March 15, 1995 will be entitled to vote at the meeting or any adjournment thereof.

     A copy of the 1994 Annual Report to Shareholders is enclosed.

                                      By Order of the Board of Directors

                                      MARTHA G. WILLIAMS
                                      Vice President, General Counsel
                                        & Secretary

     EACH SHAREHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A SHAREHOLDER DECIDES TO ATTEND THE MEETING, HE MAY, IF HE WISHES, REVOKE HIS PROXY AND VOTE HIS SHARES IN PERSON.

Mailing Date: March 31, 1995

                            THE LIBERTY CORPORATION

                             WADE HAMPTON BOULEVARD
                             GREENVILLE, S.C. 29615

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

     The 1995 Annual Meeting of Shareholders of The Liberty Corporation ("Liberty" or the "Company") will be held on May 2, 1995 for the purposes set forth in the Notice of Annual Meeting. The accompanying form of proxy is solicited on behalf of the Board of Directors in connection with this meeting and any adjournment thereof. Officers of Liberty may solicit proxies by mail, telephone and personal interview, which expense will be borne by Liberty. In addition, the Company has engaged the services of Corporate Communications, Inc., Nashville, Tennessee, to assist in the solicitation of proxies at an estimated fee of $6,000 plus out-of-pocket expenses.

     A proxy in the accompanying form which is properly executed, duly returned and not revoked will be voted in accordance with instructions contained therein. If no instructions are given with respect to a specified matter to be acted upon, proxies will be voted in favor of such matter. Proxies may be revoked at any time before exercise.

     Each shareholder is entitled to one vote for each share of Common Stock and each share of Preferred Stock of The Liberty Corporation held at the close of business on March 15, 1995, the record date for the Annual Meeting. On that date there were 19,862,795 shares of Common Stock and 668,207 shares of Series 1994-A Preferred Stock, 597,701 shares of Series 1994-B Preferred Stock and 599,985 shares of Series 1995-A Preferred Stock outstanding.

ITEM 1.  ELECTION OF DIRECTORS

INFORMATION RESPECTING THE BOARD AND NOMINEES

     The Board, which held four meetings during 1994, has standing Audit, Compensation, Investment and Finance, and Nominating Committees. The memberships and principal responsibilities of these Committees are as follows:

     The Audit Committee, which met two times during 1994, currently includes Edward E. Crutchfield, Jr., Chairman, Lawrence M. Gressette, Jr., Dr. James F. Kane and James G. Lindley. The Audit Committee is responsible for recommending to the Board of Directors the engagement or discharge of the independent public accountants, reviewing with the independent public accountants the plan and results of the audit engagement, maintaining direct reporting responsibility and regular communication with the Company's internal audit staff, reviewing the scope and results of the Company's internal audit procedures, approving the services to be performed by the independent public accountants, reviewing the degree of independence of the public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's system of internal accounting controls.

     The Compensation Committee, which met three times during 1994, currently includes William O. McCoy, Chairman, William S. Lee, James G. Lindley and John
H. Mullin, III. This Committee establishes the salaries and other forms of executive compensation for senior executives of the Company and its subsidiaries, develops and maintains compensation plans for such senior executives and grants benefits under such plans.

     The Investment and Finance Committee, which met one time during 1994, currently includes William S. Lee, Chairman, W. W. Johnson, John H. Mullin, III and J. Thurston Roach. This Committee advises the Board with regard to the Company's capital structure and long-term capital and borrowing needs; the Company's broad investment policies and guidelines; and the quality and performance of the investment portfolios.

     The Nominating Committee, which met one time since the last annual meeting, currently includes Buck Mickel, Chairman, Rufus C. Barkley, Jr., W. W. Johnson and Dr. Benjamin F. Payton. This Committee recommends selection to management and to the Board of Directors of nominees for election as Directors and considers the performance of incumbent Directors in determining whether to nominate them for re-election. The Nominating Committee will consider nominees recommended by shareholders for the 1996 meeting provided such nominations are made in writing and submitted to the Nominating Committee at the Company's above stated address no later than December 1, 1995.

     The Board of Directors is divided into three classes. At each annual meeting, one class is elected for a three-year term. The Nominating Committee has recommended the election of Edward E. Crutchfield, Jr., John R. Farmer, William O. McCoy and John H. Mullin, III as Directors to hold office for terms of three years, expiring with the annual shareholders meeting to be held in 1998 and until their successors are duly elected and qualified. The terms of office of the other nine Directors continue until the annual meeting of shareholders held in the year shown for their respective classes. The Board of Directors and management concur in this recommendation.

     The accompanying proxies will be voted for the election of the nominees named below unless contrary instructions are given in the proxy. Should any one or more of the nominees become unavailable to accept nomination for election as a Director, the persons named in the enclosed proxy will vote for the election of such other persons as management may recommend, unless the Board reduces the number of Directors. The nominees receiving a plurality of the votes cast will be elected as Directors. Ratification of the appointment of independent auditors requires that the votes cast favoring the action exceed the votes cast opposing the action. Abstaining votes and broker non-votes will not be included as votes in favor of or against either proposal. Independent tabulation is employed.

     Following is information about each nominee for Director or Director whose term continues after the meeting, including certain biographical data.

                             NOMINEES FOR DIRECTORS

FOR TERMS EXPIRING IN MAY 1998:

     EDWARD E. CRUTCHFIELD, JR. is Chairman and Chief Executive Officer of First Union Corporation, a bank holding company, located in Charlotte, North Carolina. He was elected Chief Executive Officer in 1984 and Chairman in 1985. He also served as President from October, 1988 to June, 1990. Mr. Crutchfield has served as a Director of Liberty since 1989 and also serves as a Director of BellSouth Telecommunications, Incorporated and VF Corporation. He is 53 years old.

     JOHN R. FARMER is a Limited Partner of Goldman, Sachs & Co., New York, New York, and Vice Chairman of Goldman Sachs Europe, Limited, London, England, investment banking firms. He assumed this position in December, 1994 and, previously, served as a General Partner of Goldman, Sachs & Co. and Managing Director of Goldman, Sachs, International, from 1988 until November, 1994. Mr. Farmer is being nominated as a Director of Liberty for the first time. He is 56 years old.

     WILLIAM O. MCCOY is Chief Financial Officer of the University of North Carolina, Chapel Hill, North Carolina, a position he assumed on February 1, 1995. Previously, he served as Vice Chairman of the Board of BellSouth Corporation, Atlanta, Georgia, (1983-1994), and as President (1986-1994) and Chief Executive Officer (1989-1994) of BellSouth Enterprises, Incorporated. Mr. McCoy has served as a Director of Liberty since 1984 and also serves as a Director of First American Corporation and Weeks Corporation. He is 61 years old.

     JOHN H. MULLIN, III is Chairman of Ridgeway Farm, Inc., a wholesale shade and ornamental tree nursery located in Brookneal, Virginia, a position he has held since 1989. Previously, he served as a Managing Director of Dillon, Read & Co. Inc., of New York, New York, from 1979 until June, 1989. Mr. Mullin remains a Director of Dillon, Read & Co. Inc. and serves as a Director of ACX Technologies, Inc. and The Ryland Group, Inc. and has served as a Liberty Director since 1989. He is 53 years old.

TERMS EXPIRING IN MAY 1996:

     RUFUS C. BARKLEY, JR. is the Chairman of the Board of Cameron and Barkley Company, an industrial and electrical supplier of Charleston, South Carolina. He has held this position since 1959 and also served as Chief Executive Officer from 1959 until January 1, 1992. Mr. Barkley, who is also a Director of Wachovia Corporation, first became a Director of Liberty in 1970. He is 65 years old.

     W. W. JOHNSON is Chairman of the Executive Committee and a Director of NationsBank Corporation, a bank holding company, headquartered in Charlotte, North Carolina, a position he has held since January, 1986. Mr. Johnson first became a Director of Liberty in 1973 and is also a Director of Duke Power Company and Alltel Corporation. He is 64 years old.

     WILLIAM S. LEE has served as Chairman Emeritus of Duke Power Company, Charlotte, North Carolina, since April 28, 1994. Previously, he served as Chairman of the Board and Chief Executive Officer (1982-1994) and as Chairman, President and Chief Executive Officer (1989-1994). Mr. Lee was first elected to Liberty's Board in 1978 and is also a Director of J. P. Morgan and Company, Knight-Ridder, Incorporated and Texas Instruments Incorporated. He is 65 years old.

     BENJAMIN F. PAYTON is President of Tuskegee University, Tuskegee, Alabama, a position he has held since 1981. He was elected a Director of Liberty in 1973. He is also a Director of AmSouth Bancorporation, ITT Corporation, Morrison Restaurants Incorporated, Praxair, Incorporated and Sonat Incorporated. Dr. Payton is 62 years old.

TERMS EXPIRING IN MAY 1997:

     LAWRENCE M. GRESSETTE, JR. is Chairman, President and Chief Executive Officer of SCANA Corporation, a utilities company located in Columbia, South Carolina, positions he has held since February, 1990. Previously, he served in various executive capacities with SCANA Corporation and its subsidiaries. Mr. Gressette serves as a Director of Wachovia Corporation and was first elected a Director of Liberty in 1994. He is 63 years old.

     FRANCIS M. HIPP is Chairman of the Board and Chairman of the Executive Committee of Liberty, positions he has held since 1967. Mr. Hipp has also served as Chairman of the Board of Liberty Life (1943-1977) and President of Liberty (1967-1977). He first became a Director of Liberty in 1967. Mr. Hipp is 84 years old.

     HAYNE HIPP is President and Chief Executive Officer of Liberty, a position he assumed in 1981. He has also served as Chairman of Liberty Life since September, 1989. Mr. Hipp first became a Director of Liberty in 1977. He also serves on the Boards of Wachovia Corporation and SCANA Corporation. He is 55 years old.

     BUCK MICKEL is the retired Vice Chairman of the Board and President of Fluor Corporation, a company headquartered in Irvine, California, and engaged primarily in furnishing engineering and construction services and producing natural resources. He retired as Vice Chairman in 1987 and as President in 1986. Mr. Mickel has been a member of Liberty's Board of Directors since 1969 and is also a Director of Fluor Corporation, Duke Power Company, Monsanto Company, NationsBank Corporation, Delta Woodside Industries, Incorporated, Insignia Financial Group, RSI Holdings Inc. and Emergent Group Incorporated. Mr. Mickel is 69 years old.

     J. THURSTON ROACH is Senior Vice President, Chief Financial Officer and Secretary of Simpson Investment Company, a privately-held company headquartered in Seattle, Washington, and engaged in growing and harvesting timber and manufacturing lumber, plywood, pulp, paper and plastic pipe. He has held these positions since 1984. Since 1988, Mr. Roach has also served as President and a Director of Simpson Latin America, Ltd., the holding company for Simpson's international investments. Mr. Roach is Chairman of the Board of Cellulosa del Pacifico S.A. and was first elected a Director of Liberty in 1994. He is 53 years old.
- ---------------

1. References to "Liberty Life" are to Liberty Life Insurance Company, a wholly-owned subsidiary of Liberty.

2. Hayne Hipp is the son of Francis M. Hipp.

3. W. W. Johnson attended 50% of the aggregate of the total number of meetings of the Board and the meetings held by all committees of the Board on which he sat.

EXECUTIVE COMPENSATION

     The following information is given as to the Chief Executive Officer and the other four most highly compensated officers (collectively the "Senior Executives") who received salary and bonus for 1994 from Liberty and its subsidiaries of more than $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                                                    COMPENSATION AWARDS
                                                                                   ----------------------
                                                    ANNUAL COMPENSATION            RESTRICTED      STOCK       ALL OTHER
                 NAME AND                    ---------------------------------       STOCK        OPTIONS     COMPENSATION
            PRINCIPAL POSITION               YEAR     SALARY ($)     BONUS ($)      ($) (2)         (#)         ($) (3)
- -------------------------------------------  ----     ----------     ---------     ----------     -------     ------------
H. Ray Eanes                                 1994      $264,167      $215,000       $772,500         -0-        $    -0-
Senior VP & CFO of Liberty                   1993           -0-           -0-            -0-         -0-             -0-
                                             1992           -0-           -0-            -0-         -0-             -0-
Hayne Hipp                                   1994       350,000           -0-        772,500         -0-          23,454
President & CEO of Liberty                   1993       300,000       123,900        708,000         -0-          31,449
                                             1992       300,000       100,000        768,750         -0-          30,474
James M. Keelor                              1994       234,808       190,259        150,766         -0-          21,750
President of Cosmos                          1993       215,000        73,179        214,908      15,000          30,446
                                             1992       196,923        86,011        135,940         -0-          31,407
Ralph L. Ogden                               1994       316,667           -0-        120,124         -0-          21,456
President                                    1993       295,000        77,700        271,548         -0-          29,093
of Liberty Insurance Group                   1992       255,000       120,703        200,000      30,000          28,341
Porter B. Rose                               1994       211,334        95,780        177,546         -0-          23,656
President                                    1993       205,000        70,231        290,428         -0-          29,853
of Liberty Investment Group                  1992       194,000       116,214        148,881      10,000          31,407

- ---------------

(1) References to "Cosmos" are to Cosmos Broadcasting Corporation, to "Liberty Insurance Group" are to a group of companies comprised of Liberty Life Insurance Company, Liberty Insurance Services Corporation, Pierce National Life Insurance Company, Pan-Western Life Insurance Company and American Funeral Assurance Company and to "Liberty Investment Group" are to a group of companies comprised of Liberty Capital Advisors, Inc. and Liberty Properties Group, Inc. All companies referenced are wholly-owned subsidiaries of Liberty.
(2) The aggregate restricted shareholdings at December 31, 1994, 1993, 1992 respectively for each individual named in the Summary Compensation Table were as follows: H. Ray Eanes, who began employment with Liberty on May 20, 1994 -- at December 31, 1994, 30,000 shares valued at $753,750, Hayne
     Hipp -- 91,200, 92,800 and 106,800 shares valued at $2,291,400, $2,250,400 and $3,003,750, James M. Keelor -- 17,866, 17,329 and 14,905 shares valued at $448,883, $420,228 and $419,203, Ralph L. Ogden -- 20,924, 24,265 and
     23,225 shares valued at $525,715, $588,426 and $653,203, and Porter B.
     Rose -- 22,057, 22,693 and 20,010 shares valued at $554,182, $550,305 and
     $562,781. Dividends are paid on restricted stock at the same rate as paid on all outstanding shares of the Company's Common Stock.
(3) "All Other Compensation" was comprised of the following items during 1994 (the last completed fiscal year): a.) the full dollar value of the entire premiums paid by the Company on behalf of the named individuals for split dollar life insurance policies: Hayne Hipp -- $6,798, James M.
     Keelor -- $7,500, Ralph L. Ogden -- $4,800, and Porter B. Rose -- $7,000; b.) employer-matched contributions under the 401(k) Thrift Plan for each named individual: Hayne Hipp -- $4,500, James M. Keelor -- $4,500, Ralph L. Ogden -- $4,500, and Porter B. Rose -- $4,500; and c.) employer contribution amounts allocated to each named individual pursuant to the Profit Sharing Plan: Hayne Hipp -- $12,156, James M. Keelor -- $9,750, Ralph L. Ogden -- $12,156, and Porter B. Rose -- $12,156.

OPTION EXERCISES AND YEAR-END 1994 VALUES

     The information shown below includes the number of shares of Common Stock acquired on exercise of stock options by the Senior Executives during 1994, the value realized by these exercises calculated by multiplying the closing price of the Company's stock on the exercise date by the number of shares acquired, less the option price paid by the Senior Executives to the Company in order to acquire the shares. Also shown is the number of unexercised options to purchase the Company's Common Stock held by each of the Senior Executives at December 31, 1994, as well as the value of the in-the-money unexercised options calculated by multiplying the closing price of the Company's stock on December 31, 1994 by the number of shares underlying the unexercised options, less the option price that must be paid by the Senior Executives to the Company in order to acquire these shares.

         AGGREGATED OPTION EXERCISES IN 1994 AND YEAR-END OPTION VALUES

                                                                    NUMBER OF SHARES       VALUE OF SHARES
                                                                       UNDERLYING            UNDERLYING
                                                                      UNEXERCISED            UNEXERCISED
                                                                        OPTIONS          IN-THE-MONEY OPTIONS
                                                                    AT 12/31/94 (#)        AT 12/31/94 ($)
                                                                    ----------------     --------------------
                                 SHARES ACQUIRED      VALUE         EXERCISABLE/(1)        EXERCISABLE/(1)
             NAME                ON EXERCISE (#)   REALIZED ($)     UNEXERCISABLE(2)       UNEXERCISABLE(2)
- -------------------------------  ---------------   ------------     ----------------     --------------------
H. Ray Eanes...................          -0-              -0-          (1)    -0-            (1)      -0-
                                                                       (2)    -0-            (2)      -0-
Hayne Hipp.....................          -0-              -0-          (1)    -0-            (1)      -0-
                                                                       (2)    -0-            (2)      -0-
James M. Keelor................          -0-              -0-          (1) 22,000            (1) $133,125
                                                                       (2) 12,000            (2)      -0-
Ralph L. Ogden.................          -0-              -0-          (1) 20,000            (1) $ 72,500
                                                                       (2) 10,000            (2) $ 36,250
Porter B. Rose.................        5,000         $ 68,750          (1)  4,000            (1)      -0-
                                                                       (2)  6,000            (2)      -0-

Closing price of Company stock on New York Stock Exchange on December 31, 1994 was $25.125.

PENSION PLAN TABLE

     The following table shows estimated annual benefits payable after retirement to a participant covered by the Supplemental Retirement Income Plan at its termination on December 31, 1984:

                               PENSION PLAN TABLE

                                 YEARS OF SERVICE
                 -------------------------------------------------
REMUNERATION        15           20           25        30 OR MORE
- ------------     --------     --------     --------     ----------
  $100,000       $ 30,000     $ 40,000     $ 50,000      $ 60,000
   150,000         45,000       60,000       75,000        90,000
   200,000         60,000       80,000      100,000       120,000
   250,000         75,000      100,000      125,000       150,000
   300,000         90,000      120,000      150,000       180,000
   350,000        105,000      140,000      175,000       210,000
   400,000        120,000      160,000      200,000       240,000
   450,000        135,000      180,000      225,000       270,000
   500,000        150,000      200,000      250,000       300,000
   550,000        165,000      220,000      275,000       330,000
   600,000        180,000      240,000      300,000       360,000

     A participant's remuneration covered by the Supplemental Retirement Income Plan is his or her average salary and bonus (as reported in the Summary Compensation Table) during the three consecutive years of the final five years of employment which will produce the highest average. Estimated annual benefits under the Supplemental Retirement Income Plan as listed in the table would be reduced by Social Security benefits and any benefits received under the 401(k) Thrift Plan resulting from employer contributions and under the Profit Sharing Plan, any annuity contract or any other qualified profit sharing or pension plan for which the Company provides the consideration. It is assumed that the participant's account balances under the 401(k) Thrift Plan resulting from employer contributions and under the Profit Sharing Plan and any other qualified profit sharing or pension plans for which the Company provided the compensation would be used to purchase a single life annuity on the employee's retirement date. As of December 31, 1984, the termination date of the Supplemental Retirement Income Plan, the years of service for each of the persons listed in the Summary Compensation Table are as follows: Hayne Hipp -- 15 years, Ralph L. Ogden -- 1 year, James M. Keelor -- 11 years, and Porter B. Rose -- 16 years.

DIRECTORS COMPENSATION

     Each Director who is not also an officer of Liberty or one of its subsidiaries receives $12,000 annual compensation, plus $2,000 for each meeting of the Board which he attends. Travel expenses incurred by a Director in attending a meeting of the Board or a Committee are also reimbursed.

     The Compensation Committee Report on Executive Compensation and the performance graphs which follow shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report and graphs by specific reference.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is currently composed of Messrs. William S. Lee, James G. Lindley, William O. McCoy and John H. Mullin, III, all of whom are non-employee directors. Mr. Lindley will be retiring from service on the Board and this Committee effective May 2, 1995. The Board has not yet appointed his successor. The Committee establishes the salaries and other forms of compensation for executive officers of the Company and its subsidiaries. It also develops and maintains stock ownership plans for such executive officers and grants benefits under such plans. Set forth below is a report of the Compensation Committee addressing the Company's compensation policies for 1994 as they affected the Company's executive officers including Hayne Hipp and Messrs. Eanes, Keelor, Ogden and Rose, the four executive officers other than Mr. Hipp who were the Company's most highly paid executives (collectively with Mr. Hipp, the "Senior Executives") during 1994.

     Policies. The Compensation Committee's executive compensation policies are designed to:

     - Pay for performance by basing a substantial portion of annual compensation on corporate, business unit and individual performance;

     - Motivate executive officers to achieve strategic business objectives and reward them for achievements;

     - Align the interests of executives with the long-term interests of the shareholders through stock option and restricted stock awards; and

     - Provide pay scales and compensation plans which are comparable to those offered by other companies in the insurance and broadcasting industries, thus allowing the Company to compete for and retain talented executives who are critical to the Company's performance.

     At present, the executive compensation program is composed of annual incentive cash bonus, long-term incentive stock options and restricted stock grants, salary and benefits generally available to executives in the insurance and broadcasting industries. Effective January 1, 1994, the Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code. Pursuant to Section 162(m) the Company is subject to the loss of the deduction for compensation in excess of $1,000,000 paid to a Senior Executive unless the Company complies with certain conditions in the design and administration of its compensation programs. No officer of the Company received compensation in 1994 which would result in the non-deductibility of such compensation expense to the Company. The Compensation Committee intends to review the potential effect of
Section 162(m) periodically and will take appropriate action in the future if warranted.

     Comparability. The Committee annually reviews the executive compensation program. Competitive market data, provided by an outside compensation consultant, compares the Company's compensation practices to those of a group of comparator companies. The Company's market for compensation comparison purposes is comprised of a group of companies that have business operations in the insurance and broadcasting industries and that are similar in size in terms of revenues and assets. The outside compensation consultant selects the companies used for compensation comparison purposes from its data bank, utilizing the above measures in the selection process. Salary ranges are generally targeted at the median of the salary ranges of the comparator companies, and in 1994 most of the executive officers received salaries equal to the median level. An officer with a high degree of experience and expertise in a field necessary to the achievement of the Company's financial goals may receive a salary in excess of the median level. The opportunity for all executive officers to earn compensation in excess of the targeted salary range is provided by the annual performance-based bonus plan and the long-term incentive stock option and restricted stock plan. The Chief Executive Officer's 1994 salary was below the median level.

     Nine of the sixteen companies which comprise the Peer Group index shown on Performance Graph A in this proxy statement are of similar size in terms of revenue and assets to those in the comparator group used for compensation purposes and would, therefore, be included in the group of comparator companies selected by the outside compensation consultant. Seven of the companies which comprise the Peer Group index in Performance Graph A are larger than the Company but are nevertheless included in the Peer Group index because these companies are the primary competitors of the Company in its major lines of business. These larger companies are not the Company's most direct competitors for executive talent and are, therefore, not included in the comparator group used for compensation purposes. Performance Graph B in this proxy statement does not utilize a self-constructed Peer Group index, but instead displays, in addition to the Company and the S&P 500, the Dow Jones Media and the Dow Jones Life Insurance indices. These indices are comprised of a broad range of broadcasting and insurance companies, including those companies in the comparator group used for compensation purposes.

     Annual Performance Incentive. The Compensation Committee's emphasis on tying pay to corporate, business unit and individual performance is reflected in the incentive bonuses awarded pursuant to the 1994 Annual Management Bonus Plan (the "Bonus Plan"). The Bonus Plan provided for bonus awards to executive officers based on the 1994 actual versus target earnings performance of the Company and its major business units and various other individual or operating measures tailored to an individual executive's area of responsibility.

     The Bonus Plan established separate target bonus pools, ranging from .70% to 2.76% of 1994 target earnings of the Company or relevant business unit. The relative sizes of the bonus pools reflected the relative sizes of the Company and the business units. The target awards to be paid to the executive officers from the bonus pools reflected the Committee's subjective judgment as to the extent to which the participant could contribute to the achievement off the Company's financial goals. Subject to the Committee's discretion to adjust for special events and charges which affect financial results, threshold actual earnings, which varied among the Company and its business units, were required before an executive officer became eligible for a bonus. No bonuses would have been awarded if actual earnings of the Company and its business units had been lower than target earnings of the Company and its business units by a range of 9.7% to 20.0%. Thresholds at the indicated levels were established in order to level the effect on the bonus pools of year-to-year earnings volatility due to acquisitions, divestitures and cyclical broadcasting revenues. After consideration of a special charge against earnings taken by the Insurance Group in 1994, the pool available for paying bonuses to all Bonus Plan participants was reduced by 22%.

     21% of combined salary and bonus paid to all Senior Executives in 1994 was derived from the performance-based bonus. The head of the Investment Group and Cosmos received 128% and 189% of their respective target awards. The Chief Financial Officer will receive the minimum bonus award established by his employment contract. No bonus award was received by the Chief Executive Officer or the head of the Insurance Group.

     Long-term Performance Incentive. The Company's Performance Incentive Compensation Program (the "Plan") is designed to align a significant portion of the executive compensation program with shareholder interests. The Plan, approved by the shareholders in 1983, permits the granting of two types of stock-based awards:

     - Stock Option. A right vesting over a period of years as established by the Compensation Committee and terminating after ten years to purchase shares of Common Stock at the current market value as of the date the option is granted; and

     - Restricted Stock. Shares of Common Stock which the recipient cannot sell or otherwise dispose of until a five-year restriction period lapses and which are forfeited if the recipient terminates employment for any reason other than retirement, disability or death prior to the lapse of the restriction period.

     In granting restricted stock in 1994 to the executive officers other than the Chief Executive Officer, the Committee utilized a formula tied to the amount of bonus earned under the prior year's Bonus Plan and did not place emphasis on previous grants. Each Senior Executive who received a grant of restricted stock, other than the Chief Executive Officer, was awarded restricted stock having a value as of the date of the award equal to 1.5 to 2.0 times the Senior Officer's cash bonus paid pursuant to the 1993 Bonus Plan. The value of the restricted stock grant equalled market value of the stock underlying the restricted stock grant as of the date of the award.

     Salaries. Executive officers, including three of the Senior Executives other than the Chief Executive Officer, were granted base salary increases effective May 1, 1994 after evaluating the range of salaries paid by the comparative group of companies, and after evaluating executives' levels of responsibility, prior experience, breadth of knowledge and internal equity issues.

     Chief Executive Officer. At its May 3, 1994 meeting, the Committee reviewed the competitive salary and bonus market data provided by an outside compensation consultant and noted that the Chief Executive's base salary combined with his 1993 annual bonus award was below the median paid by the comparator companies. Evaluating the competitive total compensation market data for the comparator companies, the Committee determined that a restricted stock grant of 30,000 shares together with a salary increase of $50,000 and the 1993 Bonus Plan award would be appropriate and within the range of total compensation paid by the comparator companies.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

                        William S. Lee      James G. Lindley

                        William O. McCoy    John H. Mullin, III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. William S. Lee, James G. Lindley (retiring May 2, 1995), William O. McCoy and John H. Mullin, III served as members of the Compensation Committee of the Board of Directors.

     William O. McCoy currently is Chief Financial Officer of the University of North Carolina. During 1994, Mr. McCoy was Vice Chairman of the Board of BellSouth Corporation, an affiliate of Southern Bell. No executive officer of the Company serves on the Board of Directors of BellSouth Corporation or any of its affiliates. Liberty Life writes universal life and ordinary policies for employees of Southern Bell. Premiums on these policies totaled approximately $123,100 during 1994.

     Lawrence M. Gressette, Jr. is Chairman, President and Chief Executive Officer of SCANA Corporation, an affiliate of South Carolina Electric and Gas Company and SCANA Development Corporation, and is a Director of Liberty. Hayne Hipp, President and Chief Executive Officer of the Company, serves on the Long-term Compensation Committee and Management Development and Corporate Performance Committee of SCANA Corporation's Board of Directors. Liberty Life writes universal life insurance policies for employees of South Carolina Electric and Gas Company. Premiums and interest paid on policy loans on these policies totaled approximately $360,800 during 1994. In addition, during 1994 SCANA Corporation sold substantially all of the real estate assets of SCANA Development Corporation to Liberty for approximately $44 million in cash, plus an estimated $5 to $6 million to be paid in 1995.

     Effective July 1, 1993 James G. Lindley retired as the Vice Chairman of the Board and an executive officer of Wachovia Corporation and became Chairman Emeritus of South Carolina National Corporation and South Carolina National Bank (since renamed Wachovia Bank of South Carolina), subsidiaries of Wachovia Corporation. Until the first quarter of 1994, Hayne Hipp served on the Compensation, Nominating and Organization Committee of Wachovia Corporation's Board of Directors. Liberty Life writes universal life policies to fund deferred compensation plans for Wachovia Bank of South Carolina. Premiums on these policies aggregated $1.5 million during 1994. In addition, Liberty Life writes life insurance for customers of Wachovia Bank of South Carolina. Premiums on these policies aggregated $721,000 during 1994. With respect to the policies written for customers of Wachovia Bank of South Carolina, Liberty Life's retention is only a fixed percentage of the total premiums; and amounts in excess of such retentions are used to pay claims, added to insurance reserves, paid as commissions, refunded or paid to the banks. For 1994, Liberty Life's total retentions on these policies were $36,000. Liberty Life also writes mortgage protection life policies for customers of Wachovia Mortgage Protection in Winston-Salem, North Carolina. As of December 31, 1994, annualized insurance premiums in force were approximately $1.3 million for these policies. Effective September 28, 1993, Liberty entered into a Credit Agreement with a syndicate of banks pursuant to which Liberty could borrow up to $325 million. Among the banks participating and their portion of the total debt at December 31, 1994 were:
Wachovia Bank of South Carolina for $38.6 million and Wachovia Bank of North Carolina for $60.1 million.

CERTAIN TRANSACTIONS

     Edward W. Crutchfield, Jr., Chairman and Chief Executive Officer of First Union Corporation, is a Director of Liberty. No executive officer of the Company serves on the Board of Directors of First Union. Liberty Life writes mortgage protection policies for customers of First Union Insurance Group, a subsidiary of First Union Corporation. As of December 31, 1994, annualized insurance premiums in force for these policies were approximately $730,000. W. W. Johnson, Chairman of the Executive Committee and an executive officer of NationsBank Corporation, is a Director of Liberty. No executive officer of the Company serves on the Board of Directors of NationsBank. Effective September 28, 1993, Liberty entered into a Credit Agreement with a syndicate of banks pursuant to which Liberty could borrow up to $325 million. In addition to the disclosures regarding the participation of Wachovia Bank of South Carolina and Wachovia Bank of North Carolina in the Credit Agreement contained in the above section of this proxy statement entitled, "Compensation Committee Interlocks and Insider Participation" which is incorporated into this section of the proxy statement by reference, among the banks participating in the syndicate of banks and their portion of the total debt at December 31, 1994 were: First Union National Bank of North Carolina for $11.5 million and NationsBank of Georgia for $6.8 million. Also incorporated into this section of the proxy statement by reference are the disclosures regarding William O. McCoy, former Vice Chairman of the Board of BellSouth Corporation, an affiliate of Southern Bell, Lawrence M. Gressette, Jr., Chairman, President and Chief Executive Officer of SCANA Corporation, an affiliate of South Carolina Electric and Gas Company and SCANA Development Corporation, and James G. Lindley, former Vice Chairman of the Board and an executive officer of Wachovia Corporation, contained in the above section of this proxy statement entitled, "Compensation Committee Interlocks and Insider Participation." During 1992 Liberty Life Insurance Company entered into a mortgage loan transaction of $1,640,000 to Top Notch Retail Limited Partnership. The limited partners include children of Buck Mickel; and collectively, their ownership interest exceeds 10%.

At December 31, 1994, the balance on this loan was $1,414,129. Management believes that the terms of the arrangements described in this paragraph are as favorable to Liberty as are similar transactions between unrelated parties.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS, AND CHANGE-OF-CONTROL ARRANGEMENTS

     On May 20, 1994, H. Ray Eanes became the Senior Vice President, Treasurer and Chief Financial Officer of Liberty pursuant to an employment agreement which expires on December 31, 1999. Mr. Eanes's base salary under the agreement is $350,000 per year and is subject to review and increase by the Compensation Committee of the Board of Directors in subsequent years as appropriate, decreasing to $100,000 in the final two years of the term of the agreement. Receiving a front bonus of $215,000 and a relocation allowance in June of 1994, he will be entitled to an annual bonus of a minimum of 50% of base salary, determined in accordance with the Annual Management Bonus Plan. Pursuant to the agreement, in 1994 Mr. Eanes was granted 30,000 shares of restricted stock under the Performance Incentive Compensation Program and will receive grants equal to
1.5 times the amount of his bonus payable pursuant to the Annual Management Bonus Plan in years 1995 and 1996.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES ACT OF 1934

     Section 16(a) of the Securities Act of 1934 requires the Company's Directors and executive officers and persons who own more than ten percent of the Company's Common Stock to file with the SEC and the New York Stock Exchange various reports as to ownership of such Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such forms furnished to the Company and written representations to the Company that no other reports were required, all the aforesaid Section 16(a) filing requirements were complied with during 1994.

FIVE-YEAR SHAREHOLDER RETURN COMPARISON

     Performance Graph A below compares cumulative, five-year shareholder returns on an indexed basis with the S&P 500 Stock Index and an index of peer companies selected by Liberty (the "Peer Group"). The returns of each company in the Peer Group have been weighted to reflect relative stock market capitalization.

                              PERFORMANCE GRAPH A

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
        AMONG LIBERTY CORPORATION, THE S&P 500 INDEX AND A PEER GROUP**

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)        LIBERTY CORP SC      S&P 500        PEER GROUP
1989                                       100             100             100
1990                                        97              97              86
1991                                       106             126             114
1992                                       138             136             143
1993                                       121             150             149
1994                                       130             152             147

           Assumes $100 invested on December 31, 1989 in Liberty Common Stock, S&P 500 Index and Peer Group.

            * Total return assumes reinvestment of dividends.
           ** Fiscal year ending December 31.

     The Peer Group shown in the above Performance Graph A is a combination of two industry groups, 64% life insurance and 36% broadcasting. The weighting determination of insurance and broadcasting companies used in the Peer Group was based on a measure of both cash flow and revenues. Companies included in the Peer Group are American General Corporation, American National Insurance Company, Aon Corporation, Capital Holding Corporation, Gannett Co., Inc., Home Beneficial Corporation, Independent Insurance Group, Inc., Jefferson-Pilot Corporation, Lee Enterprises, Inc., Liberty, Meredith Corporation, Park Communications, Inc., Protective Life Corporation, Pulitzer Publishing Company, Times Mirror Company, Torchmark Corporation, and USLIFE Corporation. Because the Peer Group is weighted toward a few companies with larger market capitalizations than Liberty's and engaging in some business lines that are different from Liberty's business lines, a second graph with published industry indices for the Peer Group is being included and will be substituted for Performance Graph A in the future. Performance Graph B below compares cumulative, five-year shareholder returns on an indexed basis with the S&P 500 Stock Index, the Dow Jones Media Index and the Dow Jones Life Insurance Index.

                              PERFORMANCE GRAPH B

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN*
    AMONG LIBERTY CORPORATION, THE S&P 500 INDEX, THE DOW JONES MEDIA INDEX
                    AND THE DOW JONES LIFE INSURANCE INDEX**

                                                                                        DOW JONES
      MEASUREMENT PERIOD                                                DOW JONES         LIFE
    (FISCAL YEAR COVERED)       LIBERTY CORP SC           S&P 500        MEDIA         INSURANCE
1989                                       100             100             100             100
1990                                        97              97              80              85
1991                                       106             126              90             127
1992                                       138             136             107             166
1993                                       121             150             129             165
1994                                       130             152             124             148

           Assumes $100 invested on December 31, 1989 in Liberty Common Stock, S&P 500 Index, the Dow Jones Media Index and the Dow Jones Life Insurance Index.

            * Total return assumes reinvestment of dividends.
           ** Fiscal year ending December 31.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table shows as of January 31, 1995, the shares of Liberty Common Stock beneficially owned (as that term is defined by Rule 13d-3 issued by the SEC under the Securities Exchange Act of 1934) by all persons who beneficially own more than 5% of the shares of such stock. Hayne Hipp is the son of Francis M. Hipp. Jane Gage Hipp Caulder, Mary Ladson Hipp Haddow, Edward F. Hipp, H. Neel Hipp, Jr. and William F. Hipp are brothers and sisters.

                                                                            NATURE AND AMOUNT OF
                                                                            BENEFICIAL OWNERSHIP
                                                             --------------------------------------------------
                                                             SOLE VOTING       SHARED VOTING          TOTAL
  TITLE                                                        AND/OR             AND/OR              SHARES      PERCENTAGE
    OF                                                       INVESTMENT         INVESTMENT         BENEFICIALLY       OF
  CLASS                   NAME AND ADDRESS(1)                 POWER(2)           POWER(3)             OWNED         CLASS
- ----------   ----------------------------------------------  -----------       -------------       ------------   ----------
Common       Jane Gage Hipp Caulder
             Travelers Rest, SC............................     160,413          1,388,034(4)        1,548,447        7.80%
Common       Gabelli Funds, Inc.
             One Corporate Center
             Rye, NY 10580-1434............................   1,021,352(5)         380,500(5)        1,401,852        7.06%
Common       Mary Ladson Hipp Haddow
             Atlanta, GA...................................     135,637(6)       1,447,047(7)        1,582,684        7.98%
Common       Edward F. Hipp
             Hendersonville, NC............................     149,639          1,379,051(8)        1,528,690        7.70%
Common       Francis M. Hipp
             Greenville, SC................................     641,708          1,333,062(9)        1,974,770        9.95%
Common       H. Neel Hipp, Jr.
             Greenville, SC................................      92,705(10)      1,582,616(11)       1,675,321        8.44%
Common       Hayne Hipp
             Greenville, SC................................     478,763(12)      1,893,825(13)       2,372,588       11.95%
Common       William F. Hipp
             Atlanta, GA...................................     117,780(14)      1,511,290(15)       1,629,070        8.21%
Common       Frances M. McCreery
             Chagrin Falls, OH.............................   1,076,543(16)          7,200(17)       1,083,743        5.46%
Common       William R. Patterson
             999 Peachtree Street, NE
             Atlanta, GA 30309-3996........................         -0-          2,156,894           2,156,894       10.87%
Common       Wachovia Corporation
             Trust Department
             301 N. Main Street
             Winston-Salem, NC 27150.......................     148,913(18)      1,057,553(19)       1,159,959        5.84%
Preferred    The Mighty Mite Corporation
             P.O. Box 3557
             Baton Rouge, LA 70808.........................     232,935                -0-             232,935       18.39%

- ---------------

 (1) The mailing address for the individuals listed above, with the exception of Mr. Patterson, Gabelli Funds, Inc., Wachovia Corporation and The Mighty Mite Corporation is P.O. Box 789, Greenville, South Carolina 29602.
 (2) Except as otherwise indicated in these Notes, each person has sole voting and investment power with respect to the designated shares.

 (3) Shares shown in this column are included in the totals for more than one person as follows: (a) Francis M. Hipp shares voting and investment power with Hayne Hipp and other persons with respect to 1,295,772 shares; (b) Francis M. Hipp shares voting and investment power with H. Neel Hipp, Jr. and another individual with respect to 16,344 shares; (c) Francis M. Hipp shares voting and investment power with William R. Patterson and other persons with respect to 416,000 shares; (d) Jane Gage Hipp Caulder, Mary Ladson Hipp Haddow, Edward F. Hipp, H, Neel Hipp, Jr. and William F. Hipp share voting and investment power with William R. Patterson and each other with respect to 1,373,392 shares; (e) Jane Gage Hipp Caulder, Mary Ladson Hipp Haddow, Edward F. Hipp, H. Neel Hipp, Jr. and William F. Hipp share voting and investment power with each other and another individual with respect to 270,000 shares; (f) H. Neel Hipp, Jr. shares voting and investment power with William F. Hipp and another individual with respect to 66,410 shares; and (g) Wachovia Bank of South Carolina, a wholly owned subsidiary of Wachovia Corporation, shares investment power with each of the individuals named in (a) through (c) and other persons with respect to 1,009,346 shares. Except as otherwise indicated in these Notes, both voting and investment power are shared with respect to the shares designated in this column.
 (4) Includes 7,300 shares held of record by her husband or by or for her minor children and 8,010 shares held in trust for the benefit of her children of which her husband serves as Co-Trustee. Jane Gage Hipp Caulder disclaims beneficial ownership of the 10,571 shares held by her husband and in trust for her children.
 (5) Amendment No. 13 to Schedule 13D filed with the SEC on December 15, 1992, reflects that Gabelli Funds, Inc. owns 1,401,852 shares, including 964,552 shares for which sole voting power is held, 1,021,352 shares for which sole investment power is held and 380,500 shares for which no voting and shared investment power is held.
 (6) Includes 2,200 shares held in trust for the benefit of her children of which Mary Ladson Hipp Haddow serves as sole Trustee.
 (7) Includes 1,568 shares held jointly with her husband, 56,597 shares held of record by her husband or by or for her minor children and 20,942 shares held in trust for the benefit of her children of which her husband serves as Co-Trustee. Mary Ladson Hipp Haddow disclaims beneficial ownership of the 35,909 shares held by her husband and in trust for her children.
 (8) Includes 5,759 shares held of record by his wife or by or for his minor children and 6,280 shares held in trust for the benefit of his children of which his wife serves as Co-Trustee. Edward F. Hipp disclaims beneficial ownership of these shares.
 (9) Includes 20,946 shares held of record by his wife, including 1,400 shares held by her as custodian. Francis M. Hipp disclaims beneficial ownership of these shares.
(10) Includes options to purchase 14,000 shares currently exercisable under Liberty's Performance Incentive Compensation Program and 5,914 restricted shares as to which he has sole voting but no investment power.
(11) Includes 77,127 shares held of record by his wife or by or for his minor children. H. Neel Hipp, Jr. disclaims beneficial ownership of these shares.
(12) Includes 91,200 restricted shares as to which he has sole voting power but no investment power and 182,289 shares held in trust for the benefit of charity and/or family and non-family members of which Hayne Hipp serves as sole Trustee.
(13) Includes 52,691 shares held of record by his wife or by or for his child, 35,133 shares held in trust for the benefit of his children and/or charity of which his wife serves as Co-Trustee and 3,858 shares held by him as custodian.
(14) Includes 1,740 shares held in trust for the benefit of his children of which William F. Hipp serves as sole Trustee.
(15) Includes 60,719 shares held of record by his wife or by or for his minor children and 16,481 shares held in trust for the benefit of his children of which his wife serves as Co-Trustee. William F. Hipp disclaims beneficial ownership of these shares.

(16) Includes 100,000 shares held in trust for her benefit and for the benefit of family members of which Frances M. McCreery serves as sole Trustee.
(17) Includes 800 shares held of record by her husband. Frances M. McCreery disclaims beneficial ownership of these shares.
(18) Includes 145,633 shares for which sole voting power is held and 105,398 shares for which sole investment power is held.
(19) Includes 4,980 shares for which shared voting power is held and 1,052,573 shares for which shared investment power is held. 46,507 shares reported in this column are also included in the "Sole Voting and/or Investment Power" column.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the shares of Liberty Common Stock owned beneficially (as that term is defined by Rule 13d-3 issued by the SEC under the Securities Exchange Act of 1934), unless otherwise indicated, by each Director and nominee and by all executive officers and Directors of Liberty as a group on January 31, 1995.

                                                                                     PERCENTAGE OF
                                                            NUMBER OF SHARES       OUTSTANDING SHARES
                       SHAREHOLDER                          OF COMMON STOCK         OF COMMON STOCK
- ----------------------------------------------------------  ----------------       ------------------
Rufus C. Barkley, Jr......................................         10,048(2)                .05%
Edward E. Crutchfield, Jr.................................          2,000                   .01%
H. Ray Eanes..............................................         30,000(3)                .15%
John R. Farmer............................................          2,500                   .01%
Lawrence M. Gressette, Jr.................................          1,000                   .01%
Francis M. Hipp...........................................      1,974,770(4)               9.95%
Hayne Hipp................................................      2,372,588(5)              11.95%
W. W. Johnson.............................................            800                   .00%
James F. Kane.............................................          1,300                   .01%
James M. Keelor...........................................         59,445(6)                .30%
William S. Lee............................................            800                   .00%
James G. Lindley..........................................            400                   .00%
William O. McCoy..........................................          1,400                   .01%
Buck Mickel...............................................          8,000                   .04%
John H. Mullin, III.......................................          2,600(7)                .01%
Ralph L. Ogden............................................         89,815(8)                .45%
Benjamin F. Payton........................................            200                   .00%
J. Thurston Roach.........................................          2,000                   .01%
Porter B. Rose............................................         67,388(9)                .34%
All Directors, Nominees for Director and
  Executive Officers as a Group (23 persons)(10)..........      3,520,154(11)             17.74%

- ---------------

 (1) None of the Directors and executive officers is the beneficial owner of any Preferred Stock or of any equity securities of any of Liberty's subsidiaries. Except as otherwise indicated in these Notes, each of the individuals named above has sole voting and investment power with respect to the shares listed for such person.
 (2) Includes 200 shares held of record by his wife and 3,708 shares held by a partnership of which a trust established for the benefit of his mother and of which he serves as Co-Trustee is a general partner. Rufus C. Barkley, Jr. disclaims beneficial ownership of these areas.
 (3) Includes 30,000 restricted shares as to which he has sole voting power but no investment power.

 (4) See "Principal Holders of Voting Securities" table and Notes 3 and 9 thereto for a more complete description of the nature and amount of beneficial ownership by Francis M. Hipp.
 (5) See "Principal Holders of Voting Securities" table and Notes 3, 12 and 13 thereto for a more complete description of the nature and amount of beneficial ownership by Hayne Hipp.
 (6) Includes options to purchase 22,000 shares currently exercisable under Liberty's Performance Incentive Compensation Program and 22,057 restricted shares as to which he has sole voting power but no investment power.
 (7) Includes 600 shares held in trust for the benefit of his children of which John H. Mullin, III serves as Co-Trustee.
 (8) Includes 717 shares held jointly with his wife, options to purchase 30,000 shares currently exercisable under Liberty's Performance Incentive Compensation Program and 20,924 restricted shares as to which he has sole voting power but no investment power.
 (9) Includes options to purchase 4,000 shares currently exercisable under Liberty's Performance Incentive Compensation Program and 22,057 restricted shares as to which he has sole voting power but no investment power.
(10) Adjusts for the overlap of beneficial ownership described in the table referred to in Notes 4 and 5.
(11) Includes options to purchase 68,400 shares currently exercisable under Liberty's Performance Incentive Compensation Program and 236,706 restricted shares as to which they have sole voting power but no investment power.

ITEM 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Subject to shareholder ratification, the Board of Directors has appointed the firm of Ernst & Young as independent public accountants for the year 1995. The appointment was made upon the recommendation of the Audit Committee, which is composed of Directors who are not officers or otherwise employees of Liberty.

     If the shareholders do not ratify the selection of Ernst & Young, the selection of independent certified public accountants will be reconsidered and made by the Board of Directors. It is understood that even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders.

     The appointment of the firm of Ernst & Young as independent public accountants for Liberty was ratified by the shareholders at Liberty's last Annual Meeting. Representatives of the firm are expected to be present at the Annual Meeting of Shareholders and will be available to respond to appropriate questions and will have the opportunity to make a statement should they so desire. Management recommends that the shareholders vote "FOR" such ratification.

SHAREHOLDERS' PROPOSALS

     Shareholders' proposals must be received at the Company's above stated address on or before December 15, 1995 to be considered for inclusion in the proxy statement for the 1996 Annual Meeting.

OTHER MATTERS

     The management of Liberty knows of no business to be presented at the meeting other than the two items specified above. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

                                          MARTHA G. WILLIAMS
                                          Vice President, General Counsel
                                            & Secretary

Greenville, South Carolina
March 31, 1995

                                                                     APPENDIX A
PROXY                                                                  PROXY

                            THE LIBERTY CORPORATION

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
                                  CORPORATION

    The undersigned hereby appoints Sophia G. Vergas and R. David Black, or either them, as proxies, with full power of substitution, to represent the undersigned at the 1995 Annual Meeting of Shareholders of The Liberty Corporation ("Liberty") to be held at 10:30 a.m. on May 2, 1995, at The Liberty Corporation Headquarters Building, Wade Hampton Boulevard, Greenville, South Carolina, and any adjournment thereof, and to vote all the shares of Liberty stock which the undersigned would be entitled to vote, if personally present.

1. ELECTION OF DIRECTORS:

    / / FOR ALL 4 NOMINEES listed below                         / / WITHHOLD AUTHORITY to vote for all
        (except as marked to the contrary below)                    nominees listed below

Edward E. Crutchfield, Jr., John R. Farmer, William O. McCoy and John H. Mullin,
                                      III

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided.)

- --------------------------------------------------------------------------------

2. Proposal to approve the appointment of Ernst & Young as independent public accountants for Liberty.

                / / FOR          / / AGAINST          / / ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before said meeting.

 PLEASE SIGN ON REVERSE SIDE AND RETURN IN THE ENCLOSED POSTAGE PAID ENVELOPE.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH INSTRUCTIONS CONTAINED HEREIN. IN THE ABSENCE OF SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED IN FAVOR OF ALL THE FOREGOING PROPOSALS.

                                                                SHARES
                                              Date                        , 1995
                                                  ------------------------

                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                          Signature

                                              (Please sign your name exactly as
                                              it appears hereon. Executors,
                                              administrators, guardians,
                                              officers of corporations, and
                                              others signing in a fiduciary
                                              capacity should state their full
                                              titles as such.)